UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN THE PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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X	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12.
Cinemark Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 13, 2010
PROXY STATEMENT
GENERAL INFORMATION
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
ITEM 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Director Compensation
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
ITEM 2 -- RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR
ADDITIONAL INFORMATION
OTHER MATTERS
AVAILABILITY OF REPORT ON FORM 10-K
QUESTIONS

CINEMARK HOLDINGS, INC.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 13, 2010

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Cinemark Holdings, Inc. will be held on May 13, 2010, at 9 a.m. at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093, for the following purposes:

1.	To elect three Class III directors to serve for three years on our Board of Directors;

2.	To approve and ratify the appointment of Deloitte & Touche, LLP as our independent registered public accountant for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Accompanying this notice is the proxy statement, which provides information on our Board of Directors and management team, and further describes the business we will conduct at the Annual Meeting.

The proxy statement is also available on the internet at http://www.cinemark.com/proxy.

Only stockholders of record as of the close of business on March 25, 2010 will be entitled to receive notice of, and to vote at, the Annual Meeting.

Vote Required

NOTICE: This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, as discussed in more detail in the accompanying proxy statement. Therefore, if your shares are held through a broker, bank or nominee, they will not be voted in the election of directors unless you affirmatively vote your shares in one of the ways described in the accompanying proxy statement.

We sincerely hope you will be able to attend the Annual Meeting. Whether or not you attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy.

On behalf of Cinemark’s Board of Directors and management team, we look forward to greeting you at the Annual Meeting.

Sincerely,

Michael D. Cavalier
Secretary

Plano, Texas
March 31, 2010

CINEMARK HOLDINGS, INC.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 13, 2010

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The Board of Directors (the “Board”) of Cinemark Holdings, Inc. (the “Company”, “we”, “our” or “us”) is soliciting proxies in connection with the 2010 annual meeting of stockholders and any adjournment thereof (the “Annual Meeting”) to be held on May 13, 2010, at 9 a.m. at the Company’s West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is March 31, 2010.

Shares Outstanding and Voting Rights

As of March 25, 2010, 111,534,694 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as of the close of business on March 25, 2010 (the “Record Date”) are entitled to receive notice of, and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held. Holders of Common Stock of the Company do not have cumulative voting rights with respect to the election of directors.

Quorum and Required Vote

Quorum. Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. The holders of a majority of the outstanding shares of Common Stock on the Record Date, present in person or represented by proxy, are necessary to constitute a quorum at the Annual Meeting. Shares that are represented at the Annual Meeting but abstain from voting on any or all matters and “broker non-votes” (shares held by brokers, banks or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote) will be counted as shares present and entitled to vote in determining the presence or absence of a quorum. The inspector of election appointed for the Annual Meeting will determine the number of shares of our Common Stock present at the Annual Meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all proxies and ballots.

Required Vote.

•  Director Election: If a quorum is obtained, directors are elected by a plurality of all of the votes cast, in person or by proxy. This means that the three director nominees will be elected if they receive more affirmative votes than any other director nominee. Votes marked “For” Item 1 will be counted in favor of all director nominees, except to the extent the proxy withholds authority to vote for a specified director nominee. Votes “Withheld” from a director nominee have no effect on the vote since a plurality of the shares cast at the Annual Meeting is required for the election of each director nominee. Stockholders may not abstain from voting with respect to the election of directors. The election of the directors is considered a “non-routine matter” under the broker voting rules of the New York Stock Exchange (the “NYSE”), revised effective July 1, 2009, and applicable to stockholder meetings on or after January 1, 2010. As a consequence, brokers will not be able to vote on Item 1 without receiving instructions from the beneficial owners. As a result, “broker non-votes” could arise in the context of these proposals.

•  Ratification of the appointment of Deloitte & Touche, LLP: If a quorum is obtained, ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accountant requires the majority of all the votes cast on the matter at the Annual Meeting. Abstentions from voting on the ratification of the independent registered public accountant will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. The ratification of the appointment of auditors is a “routine matter” for which specific instructions from beneficial owners will not be required. Therefore, “broker non-votes” will not arise in the context of this proposal.

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

1.	What is the purpose of holding this Annual Meeting?

We are holding the Annual Meeting to elect directors and to ratify the selection of Deloitte & Touche, LLP as our independent registered public accountant. Our Nominating and Corporate Governance Committee has recommended the director nominees to our Board and our Board has nominated the director nominees. Our Audit Committee has approved the appointment of our independent registered public accountant and our Board has ratified such appointment. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.

2.	What is the record date and what does it mean?

The Record Date for the Annual Meeting is March 25, 2010. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a)	receive notice of the Annual Meeting, and

(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

3.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) Stockholder of record: If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

(b) Stockholder who holds stock in street name: If your shares are held in a brokerage account, by a bank or another nominee, you are considered to be a beneficial owner of shares held in “street name”. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and you are also invited to attend the Annual Meeting. Your broker, bank or nominee, as the record holder of your shares, is required to vote those shares in accordance with your instructions. These proxy materials are being forwarded to you on behalf of your broker, bank or nominee. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

4.	How many shares must be present to hold the Annual Meeting?

A majority of our outstanding shares as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you vote via the Internet, by telephone, or if you are represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.

5.	What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Alan W. Stock, Robert D. Copple and Michael D. Cavalier of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

If you are a stockholder of record, by executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the outstanding shares of Common Stock as of the Record Date) must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

6.	What different methods can I use to vote?

If you are a stockholder of record, you may vote:

•	Via the Internet or by telephone — In order to vote via the Internet or by telephone, please follow the instructions shown on your proxy card. Votes submitted via the Internet or by telephone must be received by 12 p.m., Central Standard Time, on May 12, 2010. The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded;

•	By mail — In order to vote by mail, simply complete, sign, date, and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting. If the accompanying proxy card is duly executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the Board’s recommendations set forth herein and if you make a specification, the shares of Common Stock will be voted in accordance with such specification.

•	In person — We will pass out written ballots at the Annual Meeting and you may deliver your completed and signed proxy card in person. Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a beneficial holder, you may vote:

•	By Instructing Your Bank or Broker — You should receive a voting instruction card from your bank or broker, which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 12 p.m., Central Time, on May 12, 2010. If your shares are held for you by other nominees you should follow the instructions provided by such nominees;

•	In person — If you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

7.	What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker, as the stockholder of record of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will have discretion to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. Accordingly, if you do not instruct your broker on how to vote your shares with respect to the “non-routine” matter, your shares will be “broker non-votes” with respect to that proposal.

8.	What is the effect of not voting?

It depends on how ownership of your shares is registered. If you are a stockholder of record, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares through a broker or a bank and do not provide voting instructions, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. The answer to the following question describes how your broker may or may not vote your shares if you do not provide your broker with voting instructions.

9.	If I do not vote, will my broker vote for me and how will broker non-votes be counted?

If you own your shares through a broker and you do not vote, your broker may vote your shares in its discretion on some “routine matters.” However, with respect to “non-routine matters”, your broker may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”. The proposal with respect to the ratification of independent registered public accountant set forth in this proxy statement is a “routine matter” on which brokers will be permitted to vote “broker non-votes”. However, the proposal with respect to the election of directors is a “non-routine matter” and hence brokers will not be permitted to vote “broker non-votes”.

10.	How can I revoke or change my proxy?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting. If you are a stockholder of record, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation to the Company Secretary; (2) by submitting another valid proxy bearing a later date; or (3) by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person. If your shares are held in street name by a broker, bank or nominee, you must contact your broker, bank or nominee in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a “legal proxy” from your broker, bank or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

11.	Who counts the votes?

The Company has retained a representative of Wells Fargo Shareowner Services to serve as an independent tabulator to receive and tabulate the ballots and proxies and as an independent inspector of election to certify the results.

12.	Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use our transfer agent, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to assist with the solicitation for a fee of $6,000 plus reasonable out-of-pocket expenses.

13.	What are my voting choices when voting for director nominees, and what vote is needed to elect the director nominees?

With regard to the election of directors, you may cast your vote in favor of or withhold your vote for each director nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. In accordance with the Company’s bylaws and Delaware law, the director nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, up to the number of directors to be elected, will be elected as directors of the Company.

The Board recommends a vote “FOR” each of the director nominees.

14.	How can I obtain copies of the Company’s annual report and other available information about the Company?

Stockholders may receive a copy of the Company’s 2009 Annual Report on Form 10-K at no charge by sending a written request to Michael D. Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Web site at www.cinemark.com for free access to our filings with the Securities and Exchange Commission (the “SEC”), including our registration statement on Form S-1, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is www.sec.gov. The Company’s SEC filings and corporate governance documents can also be accessed free of charge at the Company’s Web site at www.cinemark.com.

15.	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

Stockholder Proxy Proposal Deadline: Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2011 annual meeting must be in writing and received by us by the end of business on December 1, 2010, provided that proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals and our bylaws. A copy of our bylaws is available from the Company Secretary upon written request. Proposals should be directed to Michael Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

Stockholder Business — Annual Meeting Deadline: Stockholders who wish to introduce an item of business at the 2011 annual meeting of stockholders may do so in accordance with our bylaws. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before an annual meeting, must do so by a written notice, timely received (between 90 and 120 days in advance of such annual meeting) by the Company Secretary. Any notice of intent to introduce an item of business at an annual meeting of stockholders must contain the name and address of the stockholder and the name and address of the beneficial owner on whose behalf the proposal is made, a representation that the stockholder is a holder of record, the number of shares of Common Stock owned of record or beneficially by the stockholder and the beneficial owner on whose behalf the proposal is made, a description of all arrangements and understandings between the stockholder and the beneficial owners, if any, and that the stockholder intends to appear in person or by proxy at the annual meeting. Notice of an item of business must also include a brief description of the proposed business and any material interest of the stockholder in such business.

ITEM 1 —	ELECTION OF DIRECTORS

Our Board is currently comprised of ten members. The size of our Board may be fixed from time to time exclusively by our Board as provided in our Second Amended and Restated Certificate of Incorporation. Our Second Amended and Restated Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. On April 9, 2007, immediately prior to our initial public offering, we entered into a director nomination agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board (the “Director Nomination Agreement”). Pursuant to the Director Nomination Agreement, Madison Dearborn Capital Partners IV, L.P. (“MDCP”), has the right to designate five nominees to the Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Board, Syufy Investor (as defined in the Director Nomination Agreement) has the right to designate one nominee to the Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) had the right to designate one nominee to the Board. Effective December 9, 2009, Quadrangle Investors no longer have a right to designate a nominee to the Board as they have sold their beneficial ownership in the Company’s Common Stock. However, Peter Ezersky, a current Board member and an employee and former nominee of the Quadrangle Investors has decided to continue as a Class II director.

The terms of the current Class III directors, Mr. Lee Roy Mitchell, Mr. Benjamin D. Chereskin and Mr. Raymond W. Syufy, expire at this Annual Meeting.

The Mitchell Investors have designated Mr. Mitchell, MDCP has designated Mr. Chereskin and the Syufy Investor has designated Mr. Syufy for election to the Board as Class III directors at the Annual Meeting. The Nomination and Corporate Governance Committee has recommended to the Board, and the Board has approved, the nomination of Messers. Mitchell, Chereskin and Syufy for election to the Board at the Annual Meeting as Class III directors. Each of the Class III directors, if elected, will serve on the Board for a three-year term expiring on the date of our annual meeting of stockholders to be held in 2013.

Each nominee has consented to be named herein and to serve on the Board if elected. We have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected. However, if any director nominee becomes unavailable or unwilling to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Information on each of our director nominees and continuing directors is given below. Overall, each of our Board members is committed to the growth of the Company for the benefit of the stockholders, contribute new ideas in a productive and congenial manner and regularly attend board meetings.

Nominees for Class III Directors
For a Three Year Term Expiring 2013

Name	Business Experience
Benjamin D. Chereskin 51
Mr. Chereskin has served as a director since April 2004 and is the chairperson of the Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Chereskin is President of Profile Management LLC which he founded in October 2009. Prior to founding Profile Management, Mr. Chereskin was a Managing Director and Member of Madison Dearborn Partners, LLC (“MDP”) from 1993 until October 2009 and also co-founded the firm in 1993. Prior to co-founding MDP, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the board of directors of Tuesday Morning Corporation. Mr. Chereskin’s other affiliations include service on the board of directors of BF Bolthouse Holdco LLC, CDW Corporation and board of trustees of The University of Chicago Medical Center and The University of Chicago Laboratory Schools. Mr. Chereskin is nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Chereskin’s background in private equity and investment banking is a valuable resource to us in our efforts to attract investment to implement our business strategy and identify growth opportunities. His knowledge and experience in business operations contributes to the Board’s expertise on strategic planning.

Lee Roy Mitchell 73
Mr. Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. From 1985 until 1987, Mr. Mitchell served as President and Chief Executive Officer of a predecessor company. Mr. Mitchell currently serves on the board of directors of Texas Capital Bancshares, Inc. and National CineMedia, Inc. Mr. Mitchell’s other affiliations include service on the board of directors of the National Association of Theatre Owners, Champions for Life and Dallas County Community College. Mr. Mitchell is the brother-in-law of Walter Hebert, III, a Senior Vice-President of the Company. Mr. Mitchell is nominated by the Mitchell Investors pursuant to the Director Nomination Agreement.

Mr. Mitchell is the founder of the Company and has been engaged in the motion picture exhibition business for over 50 years. His depth of experience of the motion picture industry has been invaluable to the Board. Additionally, Mr. Mitchell brings a long-term historic perspective and leadership to the Board.

Raymond W. Syufy 47
Mr. Syufy has served as a director since October 2006. Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”) in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named president of Century Theatres and was later appointed chief executive officer and chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Mr. Syufy is nominated by the Syufy Investor pursuant to the Director Nomination Agreement.

Mr. Syufy’s experience in managing a successful, family-owned movie theatre business brings to the Board industry insight and knowledge and experience in industry and Company operations. Mr. Syufy’s background brings key strategic planning expertise to the Board particularly with respect to competition from other forms of entertainment.

Our Board unanimously recommends that the stockholders vote “FOR” each of the above director nominees.

Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the director nominees.

Continuing Class I Directors
Term Expiring 2011

Name	Business Experience
Steven P. Rosenberg 51
Mr. Rosenberg has served as a director since April 2008 and is a member of the Audit Committee. Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and President of SPR Packaging LLC, a manufacturer of flexible packaging. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products. Mr. Rosenberg was also a founding investor of Packaged Ice, a leading manufacturer of industrial and consumer ice, in 1992. Mr. Rosenberg currently serves on the board of directors of Texas Capital Bancshares, Inc. and PRG Schultz International, Inc. Mr. Rosenberg was nominated by our Board.

Mr. Rosenberg’s background in corporate leadership and private entrepreneurial investment brings to the Board strategic planning and risk management skills that are important to the implementation of our growth strategies and oversight of our enterprise and operational risk management. His accounting and financial management experience, having served in corporate leadership positions and audit committees of other public companies, is valuable to the Board with respect to exercising control and oversight of our financial reporting.

Enrique F. Senior 66
Mr. Senior has served as a director since April 2004. Mr. Senior is a Managing Director of Allen & Company LLC, formerly Allen & Company Incorporated, and has been employed by the firm since 1972. Mr. Senior serves on the board of directors of Grupo Televisa S.A. de C.V. and Coca Cola FEMSA S.A. de C.V. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks. Mr. Senior was nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Senior’s experience in financial advisory services has given him extensive knowledge of the film and entertainment and beverage industries. Mr. Senior’s experience has brought key insight into these two critical components of the Company’s business.

Donald G. Soderquist 76
Mr. Soderquist has served as a director since June 2007. Since 2001, he has been a speaker and business counselor for OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was Senior Vice Chairman of Wal-Mart Stores, Inc., the world’s largest retailer, from January 1999 to August 2000. Prior to 1999, Mr. Soderquist was Vice Chairman and Chief Operating Officer of Wal-Mart Stores, Inc. Mr. Soderquist’s other affiliations include service on the board of directors of ARVEST Bank, John Brown University, NWA Community Foundation and the Salvation Army-National. Mr. Soderquist was nominated by MDCP pursuant to the Director Nomination Agreement.

As the lead independent director, Mr. Soderquist brings corporate governance expertise to the Board garnered through his leadership positions and board service with other entities. His experience and qualifications provide sound governance leadership to the Board.

Name	Business Experience
Roger T. Staubach 68
Mr. Staubach has served as a director since June 2007. Mr. Staubach is the Executive Chairman, Americas, of Jones Lang LaSalle, a financial and professional services firm specializing in real estate services and investment management. Prior to joining Jones Lang La Salle, Mr. Staubach was the Executive Chairman of The Staubach Company, a global commercial real estate strategy and services firm founded by him in 1982. Before establishing The Staubach Company, Mr. Staubach played professional football from 1969 to 1979 with the Dallas Cowboys and has been named Chairman of the Host Committee for Super Bowl XLV. Mr. Staubach currently serves on the board of directors of AMR Corporation. He is also involved with The Children’s Cancer Fund, the United States Naval Academy Foundation and numerous other civic, charitable and professional organizations. Mr. Staubach was nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Staubach brings significant experience to the Board as the founder of a successful, global, commercial real estate company. His leadership skills and extensive real estate knowledge provide expertise to the Board in this key component of the Company’s operations.

Continuing Class II Directors
Term Expiring 2012

Name	Business Experience
Vahe A. Dombalagian 36
Mr. Dombalagian has served as a director since April 2004 and is a member of the Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Dombalagian is a Managing Director of MDP and has been employed by the firm since July 2001. Prior to joining MDP, Mr. Dombalagian was with Texas Pacific Group, a private equity firm and Bear, Stearns & Co., Inc. Mr. Dombalagian currently serves on the board of directors of L.A. Fitness International, LLC and Nuveen Investments, Inc. Mr. Dombalagian was nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Dombalagian’s experience in investment banking and private equity has provided significant contributions to the Board on investment and strategic planning in a volatile economic environment. As a Board member since 2004 and affiliate of the Company’s largest stockholder, Mr. Dombalagian also advises the Board on stockholder relations.

Peter R. Ezersky 49
Mr. Ezersky has served as a director since December 2004 and is a member of the Audit Committee. Since 2000, Mr. Ezersky has been the Managing Principal of Quadrangle Group LLC (the “Quadrangle Group”), focused on the firm’s media and communications private equity business. Prior to the formation of the Quadrangle Group in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC and headed the firm’s worldwide Media and Communications Group. Mr. Ezersky currently serves on the board of directors of Dice Holdings, Inc. (compensation and nominating and corporate governance committees) and Protection One, Inc. (compensation and audit committees). Mr. Ezersky is a former nominee of the Quadrangle Investors pursuant to the Director Nomination Agreement.

Mr. Ezersky’s career in private equity has given him knowledge of finance and the filmed entertainment creation and distribution business. His position as an affiliate of the Quadrangle Investors, a former stockholder of the Company, has also been valuable to the Board in the area of stockholder relations.

Name	Business Experience
Carlos M. Sepulveda 52
Mr. Sepulveda has served as a director since June 2007. Mr. Sepulveda has been the President and Chief Executive Officer of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries, since March 2004 and was its Executive Vice President from 1995 until 2004. Prior to joining Interstate Battery, he was with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years. Mr. Sepulveda serves as chairman of our Audit Committee and is designated as the Audit Committee financial expert. Mr. Sepulveda was nominated by the Mitchell Investors.

Mr. Sepulveda’s extensive public accounting background provides the Board invaluable financial and accounting expertise. As a certified public accountant with proven management skills, having served as the chief executive officer of a major corporation, Mr. Sepulveda brings to the Board strong accounting and financial oversight required for our financial reporting and enterprise and operational risk management.

CORPORATE GOVERNANCE

General

We are governed by our directors who, in turn, appoint executive officers to manage our business operations. The Board oversees our executive management on your behalf. The Board reviews our long-term strategic plans and exercises oversight over all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of Company policies.

Board Leadership Structure

Since December 2006, we have split the roles of Chairman of the Board and Chief Executive Officer. Mr. Mitchell, the founder of the Company, had been Chairman and Chief Executive Officer since the Company’s inception until December 2006, when the Board deemed it to be in the best interest of the Company to separate the two positions. Mr. Mitchell is currently the executive Chairman of the Board and Mr. Alan Stock is the Chief Executive Officer. The Board believes that this structure is appropriate for the Company. As the founder of the Company with more than 50 years of experience in the movie exhibition industry, Mr. Mitchell is uniquely positioned to lead the Board as well as to guide the Company’s management in it’s strategic planning efforts. Mr. Stock’s knowledge of the industry coupled with his experience in managing the Company at various levels for more than 20 years, makes him best suited to conduct the day-to-day management and implement the strategic vision of the Board. In addition to the separation of the two positions, the Board has a lead independent director which role adequately addresses the need for leadership of and an organizational structure for the non-management directors. Our lead independent director presides over executive sessions of the Board, serves as a liaison between the non-management directors and the Chief Executive Officer, plays a key role in overseeing performance evaluations of the Board and is available for communication with our stockholders.

Board’s Role in Risk Oversight

The Board discusses with management major risk factors relating to the Company and its performance, and reviews measures to address and mitigate such risks. The Board has oversight responsibility of the processes established to identify, report and mitigate material risks applicable to the Company. The Board has delegated its oversight responsibility to the Audit Committee with respect to financial and accounting risks. The Audit Committee discusses with management the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies. Management and the independent registered public accounting firm provide to the Audit Committee periodic assessments of the Company’s risk management processes and system of internal control. The Audit Committee Chair reports to the full Board regarding material risks as deemed appropriate.

Director Qualifications and Board Diversity

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. Pursuant to the Company’s Corporate Governance Guidelines, the Board seeks candidates of diverse background, education, skills, age and expertise with a proven record of accomplishment and the ability to work well with others. In addition, each director must be able to direct the Company in the best interests of the stockholders.

Nine of the ten Board members are nominated by our stockholders pursuant to the Director Nomination Agreement. The Board nominates the tenth member. The Nominating and Corporate Governance Committee receives nominations from the stockholders and the Board and evaluates nominees against the standards and qualifications and diversity criteria set forth in the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee annually evaluates the criteria for the selection of new directors and recommends any proposed changes to the Board.

Candidates nominated for election or re-election to the Board should possess the following qualifications:

•	high personal and professional ethics, integrity, practical wisdom, and mature judgment;

•	broad training and experience at the policy-making level in business, government, education, or technology;

•	expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and

•	willingness to represent the best interests of all stockholders and objectively appraise management performance.

Director Independence

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee each of which is further described below. Based upon the review of the Nominating and Corporate Governance Committee, the Board has determined, in its business judgment, that (a) the majority of the Board is independent, (b) each of Messrs. Chereskin, Dombalagian, Ezersky, Rosenberg, Senior, Sepulveda, Soderquist, and Staubach is independent within the meaning of the rules of the NYSE director independence standards, as currently in effect, (c) each of Messrs. Ezersky, Rosenberg and Sepulveda meets all applicable requirements of the SEC and NYSE for membership in the Audit Committee and (d) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements. For purposes of Board membership, the Board affirmatively determined the independence of each member of the Board based on the independence standards of the NYSE. The bright-line tests for independence are whether the person:

1.	is or has been within the last 3 years an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company;

2.	has received, or has an immediate family member who has received, during any 12 month period within the last 3 years, more than $100,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

3.	(a) is or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such firm; (c) has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) is or an immediate family member was within the last 3 years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.	is or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or

5.	is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last 3 fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Meetings

The Board held seven meetings and took action by written consent on three occasions during the fiscal year ended December 31, 2009. Each director attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. All ten directors attended the 2009 annual meeting of stockholders held in May 2009.

Executive Sessions

Our non-management directors meet in executive sessions with no Company employees present as a part of each regularly scheduled Board meeting. Our independent directors meet at least once in an executive session. The presiding director of the executive sessions of non-management and independent directors is currently Mr. Donald Soderquist.

Communications with the Board

Any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary
Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, TX 75093

The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

•	advertising;

•	promotions of a product or service;

•	patently offensive material; and

•	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

•	Third Amended and Restated Corporate Governance Guidelines

•	Audit Committee Charter

•	Amended and Restated Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

Current copies of the above policies and guidelines are available publicly on the Company’s Web site at www.cinemark.com. You may also obtain copies of the charters by written request to the Company’s Secretary.

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. Prompt disclosure to stockholders will be made regarding any waiver of the Code of Business Conduct and Ethics for executive officers and directors approved by our Board or any committee thereof. A copy of the Code of Business Conduct and Ethics is available on our Web site at www.cinemark.com. We will post on our Web site any amendments or waivers to the Code of Business Conduct and Ethics.

BOARD COMMITTEES

The Board has three principal standing committees, namely, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The chart below identifies the members of each of these committees as of the date of this Proxy Statement:

Nominating &
Name of Director	Audit	Corporate Governance	Compensation
Benjamin D. Chereskin		x*	x*

Vahe A. Dombalagian		x	x

Peter R. Ezersky	x

Steven P. Rosenberg	x

Carlos M. Sepulveda	x**

* = Committee chairperson

**= Committee chairperson and financial expert

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter setting forth the purpose and responsibilities of this committee. The Nominating and Corporate Governance Charter is available on our Web site at www.cinemark.com. Subject to the rights of certain stockholders to nominate directors pursuant to the Director Nomination Agreement, the principal responsibilities of the Nominating and Corporate Governance Committee is to assist the Board in identifying individuals qualified to serve as members of the Board, make recommendations to the Board concerning committee appointments, develop and recommend to the Board a set of corporate governance principles for the Company and oversee the Board’s annual self-evaluation process and the Board’s evaluation of management.

Although the Board retains ultimate responsibility for approving candidates for election, the Nominating and Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Nominating and Corporate Governance Committee considers candidates recommended by the directors, the Chief Executive Officer and the Company’s stockholders. This Committee also has the authority, to the extent it deems appropriate, to retain one or more search firms to be used to identify director candidates.

To recommend a candidate for election to the Board for the 2011 annual meeting, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

•	the name and address of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;

•	the number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of any arrangements or understandings between the stockholder, the beneficial owner and the director nominee or any other person (including their names);

•	the name, age, business and residential addresses of the stockholder’s nominee for director;

•	the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the nominee’s consent to be named as a nominee and to serve on the Board.

Candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors and the Chief Executive Officer.

As provided in the Company’s Third Amended and Restated Corporate Governance Guidelines, director nominees will be selected based on, among other things, consideration of the following factors:

•	wisdom and integrity;

•	experience;

•	skills in understanding finance and marketing;

•	educational and professional background; and

•	sufficient time to devote to the affairs of the Company.

In considering whether to nominate directors who are eligible to stand for election or re-election, the Nominating and Corporate Governance Committee considers the director’s personal and professional ethics, integrity, practical wisdom, judgment, training and expertise that will be useful to the Company and complementary to the background and experience of other Board members, willingness to devote required amount of time to carry out Board responsibilities, commitment to serve on the Board for several years to develop knowledge about the Company, willingness to represent the interest of all stockholders and objectively appraise management performance.

The Nominating and Corporate Governance Committee took action by written consent on one occasion during 2009.

Audit Committee

Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Audit Committee is governed by the Audit Committee Charter setting forth the purpose and responsibilities of this committee. The Audit Committee Charter is available on our Web site at www.cinemark.com.

The functions of the Audit Committee include the following:

•	assist the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our system of internal controls regarding finance and accounting and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountants;

•	prepare the report required by the SEC for inclusion in our annual proxy or information statement;

•	appoint, retain, compensate, evaluate and replace our independent registered public accountants;

•	approve audit and non-audit services to be performed by the independent registered public accountants;

•	establish procedures for the receipt, retention and treatment of complaints received by our Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	perform such other functions as the Board may from time to time assign to the Audit Committee.

The Audit Committee held four meetings and took action by written consent on one occasion during 2009.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by its independent registered public accountants prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decisions of such subcommittee is presented to the full Audit Committee at its next meeting.

The Audit Committee pre-approved all fees for 2009 noted in the table below:

Fees Paid to Independent Registered Public Accounting Firm

We expensed the following fees to Deloitte & Touche, LLP for professional and other services rendered by them during fiscal years ended 2009 and 2008, respectively:

Fees	2009	2008
Audit	$2,317,500	$2,002,000

Audit Related	$62,000(2)	$46,000(1)

Tax	$269,000(3)	$222,000(3)

Other	-	$10,000(4)

Total	$2,648,500	$2,280,000

(1)	Fees primarily include review of Form S-8 and review of responses to SEC comment letter.

(2)	Fees primarily related to review of accounting for Digital Cinema Implementation Partners.

(3)	Fees primarily include transfer pricing studies and tax compliance services.

(4)	Fees primarily include subscription to technical accounting library.

Audit Committee Report

During its February 23, 2010 meeting, the Audit Committee reviewed with Company management, Deloitte & Touche, LLP and the Company’s disclosure committee the results of the 2009 audit. The Audit Committee reviewed the requirements of the Audit Committee Charter previously adopted and the reports required to be disclosed to the Audit Committee. The Audit Committee discussed with Deloitte & Touche, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T . The Deloitte & Touche, LLP representatives reviewed the written disclosures required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence and presented their Report on Auditor Independence to the Audit Committee. The Audit Committee has considered the level of non-audit services provided by Deloitte & Touche, LLP during 2009 in consideration of auditor independence. As part of its deliberations, the Audit Committee determined that Deloitte & Touche, LLP was independent of the Company.

During its February 23, 2010 meeting, the Audit Committee also reviewed and discussed with management and Deloitte & Touche, LLP, a draft of the Form 10-K and the audited financial statements for the year ended December 31, 2009 which had been provided to the Audit Committee in advance of the meeting. Management has the responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. The external auditor is responsible for examining the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. Based on its review of all of the above and on discussions with management and the external auditor, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Respectfully submitted,

Carlos M. Sepulveda (Chairman)
Steven P. Rosenberg
Peter R. Ezersky

Compensation Committee

Each of the Compensation Committee members qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is governed by the Amended and Restated Compensation Committee Charter setting forth the purpose and responsibilities of this committee. The Amended and Restated Compensation Committee Charter is available on our Web site at www.cinemark.com.

The functions of the Compensation Committee are primarily to establish the Company’s compensation policy, set base salaries of our executive officers and review, approve and administer (to the extent such authority is delegated to the Compensation Committee by the Board) the Company’s bonus and long term equity incentive compensation plans for all eligible employees. In determining the compensation of our executive officers, the Compensation Committee has the authority under the Amended and Restated Compensation Committee Charter, to the extent it deems appropriate, to retain one or more consultants to assist in the evaluation of the Chief Executive Officer and executive compensation. The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers as the Compensation Committee may request. However, none of our executives are involved in the Compensation Committee’s determination of their own compensation. In 2009, the Company engaged an outside compensation consultant, Longnecker & Associates, to review and make recommendations to our executive compensation program. Certain elements of our executive compensation for fiscal year 2009 have been developed, based in part, on such recommendations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more sub-committees as the Compensation Committee may from time to time deem appropriate. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with our management and upon such review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee took action by written consent on six occasions during 2009.

EXECUTIVE OFFICERS

Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of our executive officers and certain other officers:

Name	Age	Position
Lee Roy Mitchell	73	Chairman of the Board; Director
Alan W. Stock	49	Chief Executive Officer
Timothy Warner	65	President; Chief Operating Officer
Robert Copple	51	Executive Vice President; Treasurer; Chief Financial Officer; Assistant Secretary
Robert Carmony	52	Senior Vice President-New Technology and Training
Michael Cavalier	43	Senior Vice President-General Counsel and Secretary;
Walter Hebert, III	64	Senior Vice President-Purchasing
Tom Owens	53	Senior Vice President-Real Estate
Steve Bunnell	50	Senior Vice President-Film Licensing
Don Harton	52	Vice President-Construction
James Meredith	41	Vice President-Marketing and Communications
Steve Zuehlke	51	Vice President-Director of Theatre Operations
Valmir Fernandes	49	President-Cinemark International L.L.C.

Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. From 1985 until 1987, Mr. Mitchell served as President and Chief Executive Officer of a predecessor corporation. Mr. Mitchell currently serves on the board of directors of Texas Capital Bancshares, Inc. and National CineMedia, Inc. Mr. Mitchell is also on the board of directors of the National Association of Theatre Owners, Champions for Life and Dallas County Community College. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the brother-in-law of Walter Hebert, III.

Alan W. Stock has served as Chief Executive Officer since December 2006. Mr. Stock served as President from March 1993 until December 2006 and as Chief Operating Officer from March 1992 until December 2006. Mr. Stock also served as a director from April 1992 until April 2004. Mr. Stock was Senior Vice President from June 1989 until March 1993.

Timothy Warner has served as President and Chief Operating Officer since December 2006. Mr. Warner served as Senior Vice President from May 2002 until December 2006 and President of Cinemark International, L.L.C. from August 1996 until December 2006.

Robert Copple has served as Executive Vice President since January 2007 and as Senior Vice President, Treasurer, Chief Financial Officer and Assistant Secretary since August 2000 and also served as a director from September 2001 until April 2004. Mr. Copple was acting Chief Financial Officer from March 2000 until August 2000. From August 1997 until March 2000, Mr. Copple was President of PBA Development, Inc., an investment management and venture capital company controlled by Mr. Mitchell. From June 1993 until July 1997, Mr. Copple was Director of Finance of our company. Prior to joining our Company, Mr. Copple was a Senior Manager with Deloitte & Touche, LLP where he was employed from 1982 until 1993.

Robert Carmony has served as Senior Vice President-New Technology and Training since May 2007, Senior Vice President-Operations from July 1997 to May 2007, Vice President-Operations from March 1996 until July 1997 and as Director of Operations from June 1988 until March 1996.

Michael Cavalier has served as Senior Vice President-General Counsel since January 2006, as Vice President-General Counsel since August 1999, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our Company and from July 1993 until July 1997 was Associate General Counsel.

Walter Hebert, III has served as Senior Vice President-Purchasing since January 2007 and as Vice President-Purchasing and Special Projects since July 1997 and was the Director of Purchasing from October 1996 until July 1997. From December 1995 until October 1996, Mr. Hebert was the President of 2 Day Video, Inc., a 21-store video chain that was our subsidiary. Mr. Hebert is the brother-in-law of Lee Roy Mitchell.

Tom Owens has served as Senior Vice President-Real Estate since January 2007 and as Vice President-Development since December 2003 and as Director of Real Estate since April 2002. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

Steve Bunnell has served as Senior Vice President-Film Licensing since May 2009. From March 2006 until May 2009, Mr. Bunnell was the Chairman of Distribution of The Weinstein Company, an independent film studio. From May 1993 until February 2006, Mr. Bunnell was the Senior Vice President and Head Film Buyer of Loews Cineplex Entertainment, the oldest theatre chain in North America until its merger with AMC Entertainment in 2006.

Don Harton has served as Vice President-Construction since July 1997. From August 1996 until July 1997, Mr. Harton was Director of Construction.

James Meredith has served as Vice President-Marketing and Communications since January 2008. From 1997 to January 2008, Mr. Meredith served as Director of Marketing and Communications for our international operations.

Steve Zuehlke has served as Vice President-Director of Theatre Operations since February 2007. From September 1992 to February 2007, Mr. Zuehlke was Director of Operations for our international operations and was a Regional Manager from 1988 to September 1992.

Valmir Fernandes has served as President of Cinemark International since March 2007. From 1996 until March 2007, Mr. Fernandes was the general manager of Cinemark Brasil S.A.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Goals and Objectives of Our Executive Compensation Program

The Compensation Committee is responsible for establishing the Company’s compensation policy, setting base salaries for executive officers and reviewing and approving the Company’s bonus plan and long term equity incentive compensation for all eligible employees. In so doing, the Compensation Committee has the responsibility to develop, implement, and manage compensation policies and programs that have the following goals:

•	enhance our long term competitive advantage and sustainable profitability, thereby contributing to the value of our stockholders’ investment;

•	align the executives’ and stockholders’ interest;

•	attract, motivate, reward and retain high performance executives; and

•	support the Company’s business strategy by defining specific business criteria and performance targets for executives and appropriately rewarding achievement of these targets.

Components of Compensation

Our executive compensation program currently consists primarily of:

•	annual base salaries;

•	annual performance-based cash incentive payments; and

•	long term equity incentive compensation.

These elements of compensation promote the objectives of our compensation philosophy. Base salary provides minimum levels of compensation that help attract and retain qualified executives. Performance based bonuses reward achievements of specified business criteria and performance targets important to fulfilling the Company’s strategic goals. Long term equity incentive compensation aligns an executive’s compensation with the creation of long term stockholder value and assists in retaining qualified executives.

The Compensation Committee is responsible for:

•	determining the compensation for each of the named executive officers, and reviews, evaluates and oversees the Company’s compensation program;

•	determining the compensation for the other executive officers and other senior officers it deems appropriate;

•	establishing certain business criteria and performance targets relevant to compensation for the Chief Executive Officer and other executive officers and evaluating their performance against such business criteria and performance targets; and

•	approving the grant of all equity based compensation.

In fulfilling these responsibilities, the Compensation Committee establishes the compensation of the Chief Executive Officer without management input, but may be assisted in this determination by outside compensation consultants. In establishing the compensation for the other executive officers, the Compensation Committee may consider the recommendations of the Chief Executive Officer and input received from a compensation consultant. The Compensation Committee advises the Board of its determination prior to implementation of annual bonus and equity based awards for the named executive officers and other executive officers it deems appropriate. While the Compensation Committee may consider input provided by the Board, the decisions regarding performance-based cash incentive compensation and long term equity incentive compensation are made solely by the Compensation Committee.

The Chief Executive Officer conducts an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review. The review considers financial and non-financial criteria to measure our performance against internal goals and the performance of comparable companies in the theatrical exhibition industry. Annually, the Chief Executive Officer provides recommendations to the Compensation Committee for specific levels of base salary, target levels for annual performance-based cash incentive payments and long-term equity based compensation for the executive officers (other than for the Chief Executive Officer). Management also provides data with respect to the competitive market for executives and compensation levels provided by comparable companies, the compensation practices of companies in the theatrical exhibition industry and companies of comparable size and financial performance with whom we may compete for talent. In 2007, the Company’s management, with the approval of the Compensation Committee, engaged an outside compensation consultant, Longnecker & Associates, which reviewed and made recommendations to our executive compensation program. Certain elements of our executive compensation program for 2009 were based in part on such recommendations. The consultant is independent of management and provides data (including data provided by management) to the Compensation Committee for review and determination of compensation of individual executive officers. The consultant was re-engaged by the Company to make recommendations regarding the 2009 compensation levels of the executive officers. For the 2009 fiscal year, as in previous years, management provided comparable compensation data from SEC filings for a peer group of companies, namely, AMC Entertainment, Inc., Regal Entertainment Group, Inc., Carmike Cinemas, Inc. and IMAX Corporation. The Compensation Committee

believes, based upon its experience and knowledge, that the executive compensation program discussed herein provides the best method to achieve our goal of attracting, retaining and motivating key executive personnel.

Base Salary

The Compensation Committee seeks to keep base salary competitive and to establish the minimum levels of compensation that helps attract and retain qualified executives. Base salaries for the Chief Executive Officer and the other executive officers are determined by the Compensation Committee based on a variety of factors including:

•	nature and responsibility of the position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services;

•	potential for driving the Company’s success in the future;

•	peer data;

•	the performance reviews and recommendations of the Chief Executive Officer (except in the case of his own compensation); and

•	other judgmental factors deemed relevant by the Compensation Committee such as recommendations of the compensation consultant.

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above. For the 2009 fiscal year, annual base salaries were reviewed during the fourth quarter of 2008. Following this review, for 2009, base salaries for our named executive officers increased 1% over their respective 2008 base salaries.

Annual Performance-Based Cash Incentive Compensation

In setting compensation, the Compensation Committee considers annual cash incentives based on Company performance to be an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is paid to our executive officers pursuant to our Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”) to align executive pay with the financial performance of the Company. Under the Bonus Plan, during the first quarter of the fiscal year, the Compensation Committee establishes objective business criteria and performance factors for the Company for the fiscal year and based upon the performance of the Company during the fiscal year, the Compensation Committee awards cash bonuses to the Bonus Plan participants prior to the end of the first quarter of the following fiscal year. The objective of the Bonus Plan is to make cash bonus payments annually to individuals based on the achievement of specific objective annual performance factors or business criteria that contributes to the growth, profitability and increased value of the Company.

The bonus process for the named executive officers under the Bonus Plan involves the following steps:

(1)  Setting a Target Bonus. During the first quarter of the fiscal year, the Compensation Committee approves the target bonus amount for each named executive officer. The target bonus amount may take into account all factors deemed relevant by the Compensation Committee, including recommendations from the chief executive officer (except for target bonus amounts for the Chief Executive Officer). The Compensation Committee also approves the maximum bonus that a named executive officer is entitled to receive. The maximum bonus amount will not exceed 200% of such named executive officer’s annual base salary at the time the target bonus is determined.

(2)  Setting the Performance Factors. During the first quarter of each fiscal year, the Compensation Committee establishes the performance factors for the Company and the executive officers. Performance factors may include by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, or “EBITDA”); Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects. With respect to certain participants who are not named executive officers, these targets may also include such objective or subjective performance goals as the Compensation Committee may, from time to time, establish.

(3)  Measuring Performance. Prior to making any payments under the Bonus Plan, the Compensation Committee will certify whether the applicable performance factors were attained. In reaching its conclusions, the Compensation Committee will make certain adjustments as specified in the Bonus Plan. Such adjustments include but are not limited to issues such as changes in accounting principles, extraordinary, unusual or non-recurring events that were not included in the operating budget for the performance period (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster).

In March 2009, the Compensation Committee established performance criteria, performance targets and awards for our named executive officers for the 2009 fiscal year under the terms of the Bonus Plan. The 2009 awards provide for the payment of bonus compensation based on the achievement of Adjusted EBITDA financial metrics, which we believe reflect the effective implementation of the Company’s business plan and objectives in a manner that will be beneficial to stockholders and to the long-term financial health and development of our business. Each performance target under the 2009 awards had a threshold, target and maximum level of payment opportunity. Messers. Mitchell and Stock had a target opportunity of 100% of their individual 2009 base salary and Messers. Warner, Copple and Cavalier had a target opportunity of 75% of their individual 2009 base salary. The threshold opportunity for each of Messers. Mitchell, Stock, Warner, Copple and Cavalier was 33.3%, with the maximum payment opportunity equal to 133.3%, of the individual’s target opportunity. Each named executive officer was entitled to receive a ratable portion of his target bonus if we achieved Adjusted EBITDA within the specified parameters. The actual amount of bonuses paid, if any, may result in a bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

In February 2010, based on the Adjusted EBITDA target achieved by the Company, the Compensation Committee determined the cash incentive bonus for each of the named executive officers. The percentage at which the bonus was awarded was 133.3% of the target bonus for each named executive officer. The Adjusted EBITDA target for purposes of the Bonus Plan for 2009, before payment of bonuses, was set by the Compensation Committee at $365.7 million. The Adjusted EBITDA target achieved by the Company for purposes of the Bonus Plan in 2009 was $452.7 million. The reported Adjusted EBITDA was $445.5 million after adjustment for payment of bonuses of $7.2 million. The amount of the cash bonus paid on February 25, 2010, to each of Messers. Mitchell, Stock, Warner, Copple and Cavalier under the Bonus Plan for the 2009 fiscal year are as follows:

Name	Bonus Amount
Lee Roy Mitchell	$1,069,948

Alan W. Stock	$812,309

Tim Warner	$446,420

Robert Copple	$420,160

Michael Cavalier	$341,380

Long Term Equity Incentive Compensation

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards and aligns the employee’s interests with the interests of our stockholders. In addition, we believe we must be able to attract and retain highly qualified executive officers as leaders to ensure our success and that long term equity incentive compensation is a key factor to attract and retain such officers.

Our long term equity incentive compensation under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Restated Plan”), permits the Compensation Committee to grant stock options, restricted stock, restricted stock units, performance awards in the form of restricted stock or restricted stock units or a mix of any such type of award. Stock options, restricted stock awards and restricted stock unit reward participants in slightly different ways as measured against increases in stockholder value. Stock options are issued with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Accordingly, a recipient of stock options is rewarded only if the stock price increases after the dates of grant. Restricted stock and restricted stock units are impacted by increases or decreases of stock price from the market price at the date of grant.

No stock options were granted to any employee in 2009. Pursuant to the Restated Plan, restricted stock and performance awards in the form of restricted stock units were granted to eligible employees, including named executive officers, before the end of the first quarter of 2009. The grants of restricted stock and restricted stock units based performance awards were at a higher percentage of total compensation for the named executive officers compared to the other executive officers.

Restricted Stock. Restricted stock granted under the Restated Plan is subject to a time based vesting condition. Annual grants of restricted stock to the executive officers may be based upon a percentage of such executive’s annual base salary. Recipients of restricted stock are permitted to (i) receive dividends on the restricted stock to the extent dividends are paid by the Company on shares of its Common Stock and (ii) to vote such Common Stock during the restriction period. Periodic grants of restricted stock can be made to eligible employees at the discretion of the Compensation Committee.

The restricted stock granted to the executive officers in 2009 generally vest 50% on each of the second and fourth anniversary of the grant date provided, the executive is continuously employed with the Company through the vest dates.

Performance Awards. Performance awards can be granted in the form of restricted stock or restricted stock units. Performance awards entitle recipients to vest in or acquire shares of Common Stock upon the attainment of specified performance goals established by the Compensation Committee. The performance awards and performance goals are based on one or more pre-established objective criteria that specify the number of shares of Common Stock under the performance award that will be granted (if performance award is in the form of restricted stock unit) or will vest (if performance award is in the form of restricted stock) if the performance goal is attained. During the first quarter of a fiscal year, the Compensation Committee approves the performance goal for each performance award. Common stock received upon attainment of the performance goals under a restricted stock unit based performance award may be subject to additional time based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a restricted stock unit based performance award will be payable to the recipient when the established vesting conditions are satisfied.

In 2009, as in 2008, the performance awards were awarded in the form of restricted stock units. The total number of shares of Common Stock that may be awarded pursuant to the performance share agreement is based on an implied equity value concept that determines an internal rate of return during a three fiscal year period (the “Performance Period”) based on a formula utilizing a multiple of Adjusted EBITDA (subject to certain specified adjustments). Each performance target underlying the performance awards has a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 150% of the individual’s target opportunity based upon an internal rate of return during such three year period (“IRR”). The targets were established in writing by the Compensation Committee. The number of shares of Common Stock an executive may receive on the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of pre-established goals and the actual compensation to be paid to an executive officer may reflect the Compensation Committee’s discretion to reduce the incentive compensation.

The following table sets forth the various IRR percentages and the number of corresponding restricted stock units underlying the performance awards that would be earned by eligible participants:

IRR	Performance Shares Issuable
IRR equal to 8.5% but less than 10.5%	33 1/3% of the maximum performance shares issuable

IRR equal to 10.5% but less than 12.5%	66 2/3% of the maximum performance shares issuable

IRR equal to or greater than 12.5%	100% of the maximum performance shares issuable

The shares of Common Stock each executive officer receives upon attainment of the specified performance targets are subject to further service based vesting for a period of one year beyond the calculation date. Based on the above performance share plan, restricted stock units were granted to each of the named executive officers in the first quarter of 2009. See Grants of Plan-Based Awards table.

Perquisites

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our named executive officers that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long term disability insurance.

401(k) Plan

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($16,500 for 2009, $15,500 for 2008 and $15,500 for 2007). We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual contribution to the 401(k) Plan. In 2009, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. For plan years beginning in 2002, our discretionary matching contributions immediately vest.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the 2009 fiscal year, and the Board has approved the recommendation.

Respectfully submitted,

Benjamin D. Chereskin (Chairman)
Vahe A. Dombalagian

Summary of Compensation and Employment Agreements for our Named Executive Officers

In 2008, we entered into new employment agreements (the “New Employment Agreements”) with Lee Roy Mitchell, Alan W. Stock, Timothy Warner, Robert Copple and Michael Cavalier. Each of Messers. Mitchell, Stock, Warner, Copple and Cavalier had an employment agreement with our principal subsidiary, Cinemark, Inc. which became effective as of March 12, 2004 (the “Original Employment Agreements”). The Old Employment Agreements were negotiated directly between the executives and MDP, and the forms of employment agreements were agreed upon in connection with the acquisition of 83% of our capital stock by MDP. In line with our compensation philosophy, the Company entered into the New Employment Agreements to more closely align our executives with market competitive compensation standards and agreements. In approving the New Employment Agreements, the Compensation Committee compared the employment agreements for similarly situated executives at Regal Entertainment Group, Inc., AMC Entertainment, Inc. and National CineMedia, Inc. The New Employment Agreements replace the Original Employment Agreements. A summary of each New Employment Agreement is below:

Lee Roy Mitchell

The initial term of the employment agreement is three years, ending on December 14, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Mitchell received a base salary of $802,461 during 2009, which is subject to annual review for increase (but not decrease) each year by our Compensation Committee. In addition, Mr. Mitchell is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Mitchell qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance benefits of not less than $5 million, disability benefits of not less than 66% of base salary, a luxury automobile and a membership at a country club. In 2009, Mr. Mitchell did not use a luxury automobile or have a country club membership paid for by the Company.

The employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment. If Mr. Mitchell resigns for good reason (as defined in the agreement) or is terminated by us without cause, Mr. Mitchell will receive, in a lump sum, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Mitchell; an amount equal to Mr. Mitchell’s annual base salary in effect as of the date of such termination and an amount equal to the most recent annual bonus he received prior to the date of termination payable within 30 days of the end of the current fiscal year. Mr. Mitchell and his dependants will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

In the event Mr. Mitchell’s employment is terminated due to his death or disability, Mr. Mitchell or his estate will receive, in a lump sum: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Mitchell; an amount equal to Mr. Mitchell’s annual base salary in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to Mr. Mitchell or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination and any benefits payable to Mr. Mitchell and/or his beneficiaries in accordance with the terms of any applicable benefit plan. Mr. Mitchell and/or his dependants will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

In the event Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Mitchell will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2009 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Alan Stock

The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Stock received a base salary of $609,232 during 2009, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by our Compensation Committee. In addition, Mr. Stock is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Stock qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability insurance. Mr. Stock’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Stock resigns for good reason (as defined in the agreement) or without cause, Mr. Stock will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Stock; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Stock’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Stock’s employment is terminated due to his death or disability, Mr. Stock or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Stock from the date Mr. Stock was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Stock and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Stock and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Stock’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Stock will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Stock is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Stock will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Stock; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Stock for the fiscal year ended prior to the date of termination; Mr. Stock and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Stock’s employment is terminated by us for cause Mr. Stock will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2009 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Timothy Warner

The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Warner received a base salary of $446,420 during 2009, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by our Compensation Committee. In addition, Mr. Warner is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Warner qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability insurance. Mr. Warner’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Warner resigns for good reason (as defined in the agreement) or without cause, Mr. Warner will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Warner; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Warner’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Warner’s employment is terminated due to his death or disability, Mr. Warner or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Warner from the date Mr. Warner was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Warner and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Warner and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Warner’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Warner will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Warner is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Warner will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Warner; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Warner for the fiscal year ended prior to the date of termination; Mr. Warner and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Warner’s employment is terminated by us for cause Mr. Warner will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2009 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Robert Copple

The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Copple received a base salary of $420,160 during 2009, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by our Compensation Committee. In addition, Mr. Copple is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Copple qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability insurance. Mr. Copple’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Copple resigns for good reason (as defined in the agreement) or without cause, Mr. Copple will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Copple; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Copple’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Copple’s employment is terminated due to his death or disability, Mr. Copple or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Copple from the date Mr. Copple was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Copple and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Copple and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Copple’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Copple will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Copple is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Copple will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Copple; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Copple for the fiscal year ended prior to the date of termination; Mr. Copple and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Copple’s employment is terminated by us for cause Mr. Copple will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2009 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Michael Cavalier

The initial term of the employment agreement is three years, ending on June 16, 2011, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Cavalier received a base salary of $341,380 during 2009, which is subject to review during the term of the employment agreement for increase (but not decrease) each year by our Compensation Committee. In addition, Mr. Cavalier is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year. Mr. Cavalier qualifies for our 401(k) matching program and is also entitled to certain additional benefits including life insurance and disability. Mr. Cavalier’s employment agreement provides for severance payments upon termination of his employment, the amount and nature of which depends upon the reason for the termination of employment.

If Mr. Cavalier resigns for good reason (as defined in the agreement) or without cause, Mr. Cavalier will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Cavalier; two times his annual base salary as in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; Mr. Cavalier’s outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis.

In the event Mr. Cavalier’s employment is terminated due to his death or disability, Mr. Cavalier or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; a lump sum payment equal to twelve (12) months of his annual base salary as in effect at the time of termination except that in the case of disability, such payment shall be offset by the amount of base salary paid by the Company to Mr. Cavalier from the date Mr. Cavalier was first unable to substantially perform his duties through the date of termination; any benefits payable to Mr. Cavalier and/or his beneficiaries in accordance with the terms of any applicable benefit plan; and at the Company’s expense, Mr. Cavalier and/or his dependants shall be entitled to participate in the Company’s welfare benefit plans and programs as similarly situated active employees for a period of twelve (12) months from the date of termination.

In the event Mr. Cavalier’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Cavalier will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

If Mr. Cavalier is terminated (other than for disability, death or cause) or resigns for good reason within one year after a change of control (as defined in the agreement), Mr. Cavalier will receive accrued compensation (which includes base salary and a pro rata bonus) through the date of termination, vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Cavalier; a lump sum payment equal to two times his annual base salary as in effect at the time of termination plus an amount equal to one and a half times the most recent bonus received by Mr. Cavalier for the fiscal year ended prior to the date of termination; Mr. Cavalier and his dependants shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of thirty (30) months and any outstanding equity awards shall be fully vested and/or exercisable as of the date of termination and shall remain exercisable in accordance with the terms of the plan or arrangement pursuant to which such compensation awards were granted.

Unless Mr. Cavalier’s employment is terminated by us for cause Mr. Cavalier will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation. Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2009 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Summary Compensation Table

The following table contains summary information concerning the total compensation earned during 2009, 2008 and 2007 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving in this capacity as of December 31, 2009, whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2009.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation
Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)		Total ($)
Lee Roy Mitchell	2009	802,461	-	-	-	1,069,948	113,008	(5)	$1,985,417

Executive Chairman of the Board	2008	794,516	-	-	-	855,241	130,637	(5)	$1,780,394

	2007	763,958	58,000	-	-	-	123,806	(5)	$945,764

Alan W. Stock	2009	609,232	-	761,539	-	812,309	59,260	(6)	$2,242,340

Chief Executive Officer	2008	603,200	-	753,988	-	649,303	31,563	(6)	$2,038,054

	2007	580,000	58,000	-	-	-	6,982,568	(6)	$7,620,568

Timothy Warner	2009	446,420	-	446,405	-	446,420	41,193	(7)	$1,380,438

President & Chief Operating Officer	2008	442,000	-	441,998	-	356,837	24,445	(7)	$1,265,280

	2007	425,000	50,000	-	-	-	14,925	(7)	$489,925

Robert Copple	2009	420,160	-	420,147	-	420,160	41,281	(8)	$1,301,748

Chief Financial Officer, Treasurer & Executive VP	2008	416,000	-	415,986	-	335,846	25,648	(8)	$1,193,480

	2007	400,000	45,000	-	-	-	16,673	(8)	$461,673

Michael Cavalier	2009	341,380	-	341,373	-	341,380	36,826	(9)	$1,060,959

Sr. VP- General Counsel and Secretary	2008	338,000	-	337,976	-	272,875	23,976	(9)	$972,827

	2007	325,000	40,000	-	-	-	16,634	(9)	$381,634

(1)	In 2008, the Compensation Committee recommended and the Board approved a discretionary bonus outside of the incentive bonus program for the 2007 fiscal year. The decision of the Compensation Committee and the Board was based in large part on the efforts made during 2007 to integrate Century Theatres into the Company, consummate the initial public offering of National CineMedia, Inc. and complete our initial public offering.

(2)	The amounts reflect the aggregate grant date fair value of restricted stock and restricted stock units (performance awards) granted to the named executive officers in 2009 and 2008, computed in accordance with FASB ASC Topic 718 “Share Based Payment” (“Topic 718”). No restricted stock or restricted stock units were awarded to any of the named executive officers in 2007.

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. The grant date fair values of the restricted stock units were determined based upon the target level of payment as the most probable outcome. The grant date fair values of the restricted stock units for the 2009 and 2008 awards, assuming that the highest level of IRR is achieved, are as follows:

	2009 Grant	2008 Grant

Alan Stock	$571,150	$565,484
Timothy Warner	$334,799	$331,492
Robert Copple	$315,106	$311,990
Michael Cavalier	$256,025	$253,482

The specific terms of the restricted stock and restricted stock units are discussed in more detail above under “Compensation Discussion and Analysis.” Also see Grants of Plan-Based Awards table for the maximum number of restricted stock units that may be earned pursuant to the 2009 grant.

The values of restricted stock and restricted stock units for 2008, as presented in the table, have been revised to reflect the grant date fair values of such awards in accordance with Topic 718. See Outstanding Equity Awards at Fiscal Year-End table for additional information on restricted stock and restricted stock units awarded to the named executive officers in 2008.

See Note 19 to the Company’s 2009 Annual Report on Form 10-K filed March 10, 2010, for discussion of the assumptions used in determining the fair values of these share based awards, including forfeiture assumptions, and the period over which the Company will recognize compensation expense for such awards.

The grant date fair values for the equity awards do not necessarily correspond to the actual values that will be realized by the named executive officers. The actual values realized will depend on the market value of the Common Stock on the vesting date of the restricted stock and the restricted stock units.

(3)	The values of the option awards for 2007 and 2008, as presented in the table, have been revised to reflect the grant date fair values in accordance with Topic 718. No option awards were granted during the years ended December 31, 2009, 2008 or 2007. No modifications were made to option awards held by the named executive officers during the years ended December 31, 2009, 2008 or 2007.

(4)	Bonuses earned in a fiscal year are paid in February or March of the following year. The bonuses for 2009 and 2008 bonuses were earned under the Bonus Plan approved by the stockholders at the 2008 annual meeting. The 2009 bonuses were paid on February 25, 2010 and the 2008 bonuses were paid on March 2, 2009. No bonuses were earned in 2007 under the incentive bonus program since the Company did not meet the minimum Adjusted EBITDA threshold established by our Board for fiscal 2007.

(5)	Represents an annual matching contribution to Mr. Mitchell’s 401(k) savings plan ($12,863 in 2009, $12,075 in 2008 and $11,813 in 2007), value of the use of a Company vehicle for one year ($0 in 2009, $18,417 in 2008 and $10,250 in 2007) and the dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Mitchell ($100,145 in 2009, $100,145 in 2008 and $101,743 in 2007).

(6)	Represents an annual matching contribution to Mr. Stock’s 401(k) savings plan ($12,863 in 2009, $12,075 in 2008 and $11,813 in 2007), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Stock ($3,696 in 2009, $3,695 in 2008 and $3,695 in 2007), dividends paid on restricted stock ($42,702 in 2009 and $15,793 in 2008) and payments under Mr. Stock’s Profit Participation Agreement for certain of our theatres ($6,853,060 upon termination of the Profit Participation Agreement, and as payment under the Profit Participation Agreement, $114,000 in 2007).

(7)	Represents an annual matching contribution to Mr. Warner’s 401(k) savings plan ($12,863 in 2009, $12,075 in 2008 and $11,813 in 2007), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Warner ($3,299 in 2009, $3,112 in 2008 and $3,112 in 2007) and dividends paid on restricted stock ($25,032 in 2009 and $9,258 in 2008).

(8)	Represents an annual matching contribution to Mr. Copple’s 401(k) savings plan ($12,863 in 2009, $12,075 in 2008 and $11,813 in 2007), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Copple ($4,860 in 2009, $4,860 in 2008 and $4,860 in 2007) and dividends paid on restricted stock ($23,559 in 2009 and $8,713 in 2008).

(9)	Represents an annual matching contribution to Mr. Cavalier’s 401(k) savings plan ($12,863 in 2009, $12,075 in 2008 and $11,813 in 2007), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Cavalier ($4,822 in 2009, $4,822 for 2008 and 2007) and dividends paid on restricted stock ($19,141 in 2009 and $7,079 in 2008).

Grants of Plan-Based Awards

The following table specifies the grants of awards made to the named executive officers during the fiscal year ended December 31, 2009 under the Restated Plan and Bonus Plan, both of which were approved by the stockholders at the 2008 annual meeting.

Grants of Plan-Based Awards

								All
								Other
								Stock
								Awards:	Grant
								Number	Date
								of	Fair
		Estimated Future Payouts Under						Shares	Value of
	2009	Non-Equity Incentive Plan			Estimated Future Payouts Under			of Stock	Stock
	Grant	Awards			Equity Incentive Plan Awards			or Units	Awards
Name	Dates	(1)			(2)			(3)	(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Lee Roy Mitchell	-	267,487	802,461	1,069,948	-	-	-	-	-

Alan W. Stock		203,077	609,232	812,309	-	-	-	-	-

	3/27				20,040	40,081	60,121		380,770

	3/27							40,081	380,770

Timothy Warner		111,605	334,815	446,420					-

	3/27				11,747	23,495	35,242		223,203

	3/27							23,495	223,203

Robert Copple		105,040	315,120	420,160					-

	3/27				11,056	22,113	33,169		210,074

	3/27							22,113	210,074

Michael Cavalier		85,345	256,035	341,380					-

	3/27				8,983	17,967	26,950		170,687

	3/27							17,967	170,687

(1)	In March 2009, the Compensation Committee established performance targets for our named executive officers for the 2009 fiscal year under the terms of the Bonus Plan. The Compensation Committee approved the 2009 bonuses for the named executive officers on February 23, 2010 and the bonuses were paid on February 25, 2010. See page 21 of the Compensation Discussion and Analysis for a description of the bonus process under the Bonus Plan for each named executive officer and the Summary Compensation Table for the actual bonus amounts paid to each named executive officer for the 2009 fiscal year.

(2)	In March 2009, the Compensation Committee approved performance awards in the form of restricted stock units for an aggregate maximum of 155,482 hypothetical shares of restricted stock to our named executive officers, except Mr. Mitchell, who, the Compensation Committee determined, had sufficient equity ownership to align his interests with the interests of the stockholders. The number of shares subject to each performance award was determined in part by reference to the closing price of the Common Stock on March 27, 2009 of $9.50 per share. Such awards vest based on a combination of financial performance factors and continued service. The Performance Period for the 2009 restricted stock unit awards ends December 31, 2011. See page 23 of the Compensation Discussion and Analysis for a description of the grant of the performance awards. All payouts of restricted stock units upon attainment of performance goal will be in the form of restricted stock that will vest if the participant continues to provide services through March 27, 2013 (the fourth anniversary of the grant date). Restricted stock unit awards are eligible to receive dividend equivalent payments to the extent declared with respect to our Common Stock if and at the time the restricted stock unit awards vest.

(3)	In March 2009, the Compensation Committee approved restricted stock awards for an aggregate of 103,656 shares of restricted stock to our named executive officers, except Mr. Mitchell, under our Restated Plan. The number of shares subject to each award was determined by reference to the closing price of the Common Stock on March 27, 2009 at $9.50 per share. Such shares vest as follows subject to continued service: 50% on March 27, 2011 and the remaining 50% on March 27, 2013. Holders of restricted stock receive dividends to the extent declared by our Board, at the same rate paid to other stockholders of the Company, currently at $0.18 per share.

(4)	The grant date fair values of restricted stock and restricted stock units were determined using the closing price of the Common Stock on the grant date of $9.50 per share. The grant date fair values of the restricted stock units were determined based upon the target level of IRR as the most probable outcome. The grant date fair values were computed in accordance with Topic 718 and reflect the amounts that we would expect to recognize in our financial statements as compensation cost over the service period determined as of the grant date, excluding the effect of estimated forfeitures.

Outstanding Equity Awards

There were no unexercised options for each named executive officer as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
			Equity Incentive Plan	Equity Incentive Plan
			Awards: Number of	Awards: Market or
	Number of Shares	Market Value of	Unearned Shares,	Payout Value of
	or Units of Stock	Shares or Units of	Units or Other	Unearned Shares, Units
	that have not	Stock that have not	Rights that have not	or Other Rights that
	vested	vested	vested	have not vested
	(#)	($)	(#)	($)
Name	(1)	(2)	(3)	(4)
Lee Roy Mitchell	-	-	-	-

Alan W. Stock	29,247	$420,279	14,623	$210,133

	40,081	$575,964	20,040	$287,975

Timothy Warner	17,145	$246,374	8,572	$123,180

	23,495	$337,623	11,747	$168,804

Robert Copple	16,136	$231,874	8,068	$115,937

	22,113	$317,764	11,056	$158,875

Michael Cavalier	13,110	$188,391	6,555	$94,195

	17,967	$258,186	8,983	$129,086

(1)	The reported numbers represent the number of unvested restricted stock for each of the named executive officers as of the year ended December 31, 2009. The restricted stocks were awarded in March 2008 and 2009.

(2)	The market value of the restricted stock was determined using the closing price of the Common Stock on December 31, 2009 of $14.37 per share.

(3)	The reported numbers represent the threshold number of unearned performance shares in the form of restricted stock units for each of the named executive officers. The performance awards were granted in March 2008 and 2009 subject to an IRR over a three fiscal year period.

(4)	The market value of the unearned performance awards in the form of restricted stock units was valued based on the achievement of threshold performance goals using the closing price of the Common Stock on December 31, 2009 of $14.37 per share.

Option Exercises and Stock Vested

Name	Option Awards
	Number	Value
	of Shares	Realized on
	Acquired on	Exercise
	Exercise (#)	(1)
Alan W. Stock	909,735	$5,249,171

Timothy Warner	909,735	$5,249,171

Robert Copple	909,735	$5,249,171

Michael Cavalier	591,327	$3,411,957

(1)	The options were exercised at an exercise price of $7.63. The dollar amount realized upon exercise was computed by determining the difference between the market price of the underlying securities at exercise and the exercise price. The options were exercised prior to the opening of the NYSE on December 12, 2009 utilizing the closing price of the Common Stock on December 11, 2009 of $13.40 per share.

The exercise price and minimum tax withholdings were paid by each executive officer by means of stock withholding. The following table specifies the number of shares withheld by the Company for the payment of the exercise price, minimum tax withholdings for each named executive officer and the net shares of Common Stock issued to each named executive officer:

		Shares Withheld	Shares Withheld
		by the Company	by the Company
	Options	for Payment of	for Payment of
	Exercised	Exercise Price	Tax Withholding	Net Shares Issued
Name	(#)	(#)	(#)	(#)
Alan W. Stock	909,735	518,005	140,486	251,244

Timothy Warner	909,735	518,005	138,172	253,558

Robert Copple	909,735	518,005	138,004	253,726

Michael Cavalier	591,327	336,703	87,526	167,098

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment by us without cause or by the named executive officer for good reason. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2009.

				Life and		Value of
	Salary		Health	Disability		Equity
	2009	Bonus	Insurance	Insurance	Assistance	Awards
	(1)	(2)	(3)	(3)	(4)	(5)	Total
Lee Roy Mitchell	$1,604,922	$1,925,189	$5,235	$100,145	$86,500	$–	$3,721,991

Alan W. Stock	$1,218,464	$1,461,612	$20,936	$7,392	$792	$1,396,347	$4,105,543

Timothy Warner	$892,840	$803,257	$17,654	$6,598	$792	$818,528	$2,539,669

Robert Copple	$840,320	$756,006	$20,936	$9,720	$792	$770,347	$2,398,121

Michael Cavalier	$682,760	$614,255	$20,936	$9,644	$792	$584,399	$1,912,786

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2009.

(2)	The amounts reported are calculated as follows: the sum of the annual bonus the executive would have received for the fiscal year ended December 31, 2009 and the annual bonus received by the executive for the fiscal year ended December 31, 2008. See Footnote 4 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Lee Roy Mitchell and 24 months for Messers. Stock, Warner, Copple and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Lee Roy Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year for five years. Messers Stock, Warner, Copple and Cavalier are entitled to use our office space for a period of three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements.

Any outstanding equity award with time based vesting provisions shall be vested on a prorata basis. Any equity awards with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such equity awards. Based on the above provision, the total number of equity awards that would have vested in each named executive officer on December 31, 2009 is as follows: restricted stock — 30,837 for Alan Stock, 18,076 for Tim Warner, 17,011 for Robert Copple and 10,934 for Michael Cavalier; and performance shares (in the form of restricted stock units) — 66,334 for Alan Stock, 38,885 for Tim Warner, 36,597 for Robert Copple and 29,734 for Michael Cavalier. The number of performance shares (restricted stock units) that would vest has been determined based on the assumption that the maximum IRR would be achieved over the vesting period. There were no outstanding options for any of the named executive officers as of December 31, 2009. See Grants of Plan-Based Awards table and Outstanding Equity Awards at Fiscal Year-End table.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2009 of $14.37 per share.

Potential Payments upon Termination for Cause

If a named executive officer terminates his employment voluntarily, or is terminated for cause, we are only required to pay such named executive officer any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change of Control

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment within one year of a change of control by us or by executive for good reason. There is no change of control provision in Mr. Mitchell’s employment agreement. The amount of compensation payable to Messers. Stock, Warner, Copple and Cavalier upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2009.

				Life &
			Health	Disability		Value of Equity
	Salary	Bonus	Insurance	Insurance	Assistance	Awards
	(1)	(2)	(3)	(3)	(4)	(5)	Total
Lee Roy Mitchell	-	-	-	-	-	-	-

Alan W. Stock	$1,218,464	$1,786,264	$26,170	$9,240	$792	$2,490,594	$5,531,524

Timothy Warner	$892,840	$981,675	$22,068	$8,248	$792	$1,459,978	$3,365,600

Robert Copple	$840,320	$923,929	$26,170	$12,150	$792	$1,374,089	$3,177,450

Michael Cavalier	$682,760	$750,692	$26,170	$12,055	$792	$1,116,434	$2,588,903

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2009.

(2)	The amounts reported are calculated as follows: the sum of the annual bonus the executive would have received for the fiscal year ended December 31, 2009 and one and a half times the annual bonus received by the executive for the fiscal year ended December 31, 2008. See Footnote 4 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for 30 months for Messers. Stock, Warner, Copple and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Messers Stock, Warner, Copple and Cavalier are entitled to use our office space for three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements. Upon termination due to change of control, any outstanding equity award granted to the executive shall be fully vested and exercisable and all restrictions lapse. Based on the above provision, the total number of equity awards that would have vested on an accelerated basis in each named executive officer on December 31, 2009 are as follows: restricted stock — 69,328 for Alan Stock, 40,640 for Tim Warner, 38,249 for Robert Copple and 31,077 for Michael Cavalier; performance shares (in the form of restricted stock units) — 103,991 for Alan Stock, 60,959 for Tim Warner, 57,373 for Robert Copple and 46,615 for Michael Cavalier. The number of performance shares (restricted stock units) that would vest has been determined based on the assumption that the maximum IRR would be achieved over the vesting period. See Grants of Plan-Based Awards table and Outstanding Equity Awards at Fiscal Year End table.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2009 of $14.37 per share.

Potential Payments upon Termination due to Death or Disability

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment as a result of the death or disability of such named executive officer. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2009.

				Life and	Value of
			Health	Disability	Equity
	Salary	Bonus	Insurance	Insurance	Awards
	(1)	(2)	(3)	(3)	(4)	Total
Lee Roy Mitchell	$802,461	$1,069,948	$5,235	$100,145	$-	$1,977,789

Alan W. Stock	$609,232	$812,309	$10,468	$3,696	$199,240	$1,634,945

Timothy Warner	$446,420	$446,420	$8,827	$3,299	$116,799	$1,021,765

Robert Copple	$420,160	$420,160	$10,468	$4,860	$109,916	$965,564

Michael Cavalier	$341,380	$341,380	$10,468	$4,822	$89,315	$787,365

(1)	The amounts reported are the annual base salary of each executive in effect as of December 31, 2009.

(2)	The amounts reported are the annual bonus each executive would have received for the fiscal year ended December 31, 2009. See Footnote 4 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Messers. Mitchell, Stock, Warner, Copple and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Pursuant to the respective employment agreement of each named executive officer, upon termination due to death or disability, the executive or executive’s estate or representative shall be entitled to receive any previously vested equity awards. Additionally, pursuant to the Restated Plan, upon death or disability, the lesser of, (a) an additional twenty percent (20%) of the shares of Common Stock covered by an individual option or restricted award and (b) the remaining amount of unvested shares of Common Stock covered by the option or restricted award shall become vested and exercisable.

Pursuant to the above, the total number of equity awards that would have vested and be exercisable upon death or disability of each named executive officer would be as follows: restricted stock — 13,865 for Alan Stock, 8,128 for Tim Warner, 7,649 for Robert Copple and 6,215 for Michael Cavalier.

As of December 31, 2009, there were no vested, exercisable options for Messers. Stock, Warner, Copple and Cavalier.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2009 of $14.37per share.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code, as amended disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. Section 162(m) did not prevent us from receiving a tax deduction in 2007 for any of the compensation paid to our named executive officers. While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders. The payment to Mr. Stock under the Profit Participation Agreement and termination thereof (See — Certain Relationships and Related Party Transactions) is not subject to Section 162(m) deductibility limits by reason of certain transition rules applicable to newly public companies. We do not intend to enter into similar arrangements with any of our executive officers in the future.

Compensation of Directors

The following table sets forth certain information regarding the compensation of our directors for year ended December 31, 2009.

Director Compensation

	Fees
	Earned or	Stock	Other
	Paid in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)
Benjamin D. Chereskin	16,250	-	-	16,250

Vahe A. Dombalagian	-	-	-	-

Peter R. Ezersky	-	-	-	-

Enrique F. Senior	50,000	99,990	5,936	155,926

Raymond W. Syufy	-	-		-

Carlos M. Sepulveda	70,000	99,990	5,936	175,926

Roger T. Staubach	50,000	99,990	5,936	155,926

Donald G. Soderquist	50,000	99,990	5,936	155,926

Steven P. Rosenberg	60,000	99,995	6,859	166,854

(1)	Fees earned by our non-employee directors pursuant to our Non-Employee Director Compensation Policy.

(2)	Pursuant to our Non-Employee Director Compensation Policy, in April 2009, Mr. Rosenberg received a grant of 10,121 shares of restricted stock and in June 2009, Messers. Senior, Sepulveda, Staubach and Soderquist each received a grant of 8,833 shares of restricted stock. The amounts presented in the table reflect the grant date fair value of the restricted stock awarded in 2009 in accordance with Topic 718. Under Topic 718, the grant date fair value of the restricted stock is recognized ratably over the one year vesting period. See Note 19 to the Company’s 2009 Annual Report on Form 10-K filed March 10, 2009, for details of the assumptions used in valuation of the restricted stock.

(3)	The amounts reported are dividends paid on the shares of restricted stock held by our non-employee directors during fiscal 2009. See Security Ownership of Certain Beneficial Owners and Management.

In order to attract and retain qualified non-employee directors, the Company adopted a Non-Employee Director Compensation Policy in August 2007, by which non-employee directors are compensated for their service to the Company. Only those members of the Board who constitute non-employee directors are eligible to receive compensation under this Policy. Non-employee directors include any member of the Board who (i) is neither our employee nor an employee of any of our subsidiaries; and (ii) is not an employee of any of the Company’s stockholders with contractual rights to nominate directors.

Each non-employee director receives the following annual compensation in connection with the service of such non-employee director as a member of the Board:

(a)	A base director retainer of $50,000;

(b)	An additional retainer of $20,000 if such non-employee director serves as the chairman of the Audit Committee;

(c)	An additional retainer of $10,000 if such non-employee director serves as a member of the Audit Committee, other than the chairman of the Audit Committee;

(d)	An additional retainer of $10,000 if such non-employee director serves as the chairman of the Compensation Committee;

(e)	An additional retainer of $5,000 if such non-employee director serves as a member of the Compensation Committee, other than the chairman of the Compensation Committee; and

(f)	An additional retainer of $5,000 if such non-employee director serves as a member of the Nominating and Corporate Governance Committee.

Annual compensation is paid in four equal quarterly installments at the beginning of each quarter for services rendered during the prior quarter. Additionally, on an annual basis the non-employee directors receive a grant of restricted stock of the Company’s Common Stock valued at $100,000. The number of restricted stock to be issued is determined by dividing $100,000 by the fair market value of a share of Common Stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the date of the grant, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an initial award or an annual award for any remaining term or renewal term of office during which such director does not qualify as an independent director under applicable SEC rules and NYSE listing standards. All grants of restricted stock will be made pursuant to the Company’s long term equity incentive plan in effect at that time.

Members of our Board who are also officers or employees of our Company or employees of our stockholders with contractual rights to nominate directors do not receive compensation for their services as a director. All directors are reimbursed for expenses incurred for each board meeting which they attend.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board. Messers. Chereskin and Dombalagian served as the members of our Compensation Committee during the last completed fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2009.

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plan
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
	and Rights	and Rights	in Column(a)
Plan Category	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders:

Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan	2,483,581	$7.63	10,897,498

Equity compensation plans not approved by security holders:	-	-	-

Total	2,483,581	$7.63	10,897,498

(1)	Takes into account 764,078 shares of restricted stock and 487,611 hypothetical shares under restricted stock unit awards outstanding as of December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of Record Date are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 111,534,694 shares of Common Stock outstanding as of the Record Date. As of the Record Date, there were 119 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage
5% Stockholders

Madison Dearborn Capital Partners IV, LP(2)(10)	35,703,708	32.01%

Syufy Enterprises LP(3)(13)	5,849,402	5.24%

Directors and Named Executive Officers

Lee Roy Mitchell(4)	12,122,845	10.87%

Alan W. Stock(5)	257,761	*

Timothy Warner(6)	230,809	*

Robert Copple(7)	228,543	*

Michael Cavalier(8)	156,400	*

Benjamin D. Chereskin(9)	5,168	*

Vahe A. Dombalagian(10)	35,703,708	32.01%

Peter R. Ezersky(11)	3,852	*

Steven P. Rosenberg(12)	17,866	*

Enrique F. Senior(13)	21,959	*

Carlos M. Sepulveda(13)	21,959	*

Roger T. Staubach(13)	21,959	*

Donald G. Soderquist(13)	21,959	*

Raymond W. Syufy(14)	5,849,402	5.24%

Executive Officers & Directors as a Group (22 persons)(15)	55,021,861	49.33%

* Less than 1%.

(1)	In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	The address of MDCP is Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

(3)	The address of Syufy Enterprises LP is 150 Pelican Way, San Rafael, California 94901.

(4)	Includes 5,419,095 shares of Common Stock owned by the Mitchell Special Trust. Mr. Mitchell is the co-trustee of the Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by the Mitchell Special Trust.

(5)	Includes 69,328 shares of restricted stock.

(6)	Includes 40,640 shares of restricted stock.

(7)	Includes 38,249 shares of restricted stock.

(8)	Includes 31,077 shares of restricted stock.

(9)	Represents 5,168 shares of restricted stock.

(10)	The shares beneficially owned by MDCP may be deemed to be beneficially owned by Madison Dearborn Partners IV, LP (“MDP IV”), the sole general partner of MDCP. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDCP that has the power, acting by majority vote, to vote or dispose of the shares beneficially held by MDCP. Mr. Chereskin is a limited partner of MDP IV and a Managing Director and Member of MDP (the general partner of MDP IV), and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP. Mr. Dombalagian is a limited partner of MDP IV and a Managing Director of MDP, and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP. Messrs. Canning, Finnegan, Mencoff, Chereskin and Dombalagian and MDP IV each hereby disclaims any beneficial ownership of any shares beneficially owned by MDCP.

(11)	Represents 3,852 shares of restricted stock.

(12)	Includes 10,121 shares of restricted stock.

(13)	Includes 8,833 shares of restricted stock.

(14)	Raymond Syufy is an executive officer of the general partner of Syufy Enterprises, LP and may therefore be deemed to share beneficial ownership of the 5,849,402 shares owned by Syufy Enterprises, LP. Raymond Syufy expressly disclaims beneficial ownership of the shares owned by Syufy Enterprises, LP.

(15)	Includes 321,952 shares of restricted stock. There are no options exercisable within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company’s knowledge, based solely on its review of the copies of such reports, during the calendar year ended December 31, 2009, all Section 16(a) filing requirements applicable to its insiders were complied with.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. At such Audit Committee meeting, management shall recommend any related party transactions to be entered into by the Company. If management becomes aware of a proposed or existing related party transaction that has not been pre-approved by the Audit Committee, management shall promptly notify the Chairman of the Audit Committee who shall submit such related party transaction to the Audit Committee for approval or ratification if the Audit Committee determines that such transaction is fair to the Company. If management, in consultation with our Chief Executive Officer, Chief Financial Officer or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chairman of the Audit Committee has been delegated the authority during this period to review, consider and approve any such transaction. In such event, the Chairman of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines are necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meeting of the Audit Committee or Board, as applicable.

Certain Agreements

Plitt Plaza Joint Venture

We lease one theatre from Plitt Plaza Joint Venture, or Plitt Plaza. Plitt Plaza is indirectly owned by Lee Roy Mitchell. Annual rent is approximately $120,000 plus certain taxes, maintenance expenses and insurance. We recorded $118,000 of facility lease expense payable to Plitt Plaza during the year ended December 31, 2009.

Laredo Theatre

We manage one theatre for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded $102,000 of management fee revenue and received no distributions during the year ended December 31, 2009. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatre. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, Cinemark USA, Inc. (“CUSA”), a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell — Chairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, the Company had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. The Aircraft Agreement specifies the maximum amount that the Operator can charge the Company under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. The Company will pay the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the twelve months ended December 31, 2009, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $64,000.

Century Theatres

Our subsidiary, Century Theatres, leases 23 theatres and two parking facilities from Syufy Enterprises or affiliates of Syufy Enterprises, which owns approximately 5% of our issued and outstanding shares of Common Stock. Raymond Syufy, a current director and Joseph Syufy, a former director, are officers of the general partner of Syufy Enterprises. Of these 23 leases, 20 have fixed minimum annual rent in an aggregate amount of approximately $22 million. The three leases without minimum annual rent have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the year ended December 31, 2009, we paid approximately $1.1 million in percentage rent for these leases.

Director Nomination Agreement

On April 9, 2007, immediately prior to our initial public offering, we entered into a Director Nomination Agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board. Pursuant to the Director Nomination Agreement, MDCP has the right to designate five nominees to the Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Board, Syufy Enterprises, LP has the right to designate one nominee to the Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) had the right to designate one nominee to the Board. Effective December 9, 2009, as described below, the Quadrangle Investors no longer have a right to designate a nominee to the Board.

Certain Transactions

On December 9, 2009, pursuant to an underwritten public offering, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP (together, the “Quadrangle Investors”) collectively sold 2,325,545 shares of Common Stock. The Company was a party to the underwriting agreement. We paid expenses incurred by the Quadrangle Investors in connection with the offering, other than the underwriting discounts and commissions, any costs and expenses incurred by the Quadrangle Investors related to their performance under the underwriting agreement and any transfer taxes related to their sale of our Common Stock. The proceeds to the Quadrangle Investors from this offering prior to expenses was approximately $29 million. Peter Ezersky, a current director of the Company, nominated pursuant to the Director Nomination Agreement, is a Managing Member of Quadrangle GP Investors LLC, which is the general partner of Quadrangle GP Investors LP. Quadrangle GP Investors LP is the general partner of Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP. Upon consummation of the offering, the Quadrangle Investors own no shares of Common Stock and do not have any rights to nominate a director pursuant to the Director Nomination Agreement. Peter Ezersky continues to be a member of the Board as a Class II director, subject to his re-election upon the expiry of his term at the 2012 annual meeting.

ITEM 2 —	RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

Deloitte & Touche, LLP has been selected by the Audit Committee and ratified by the Board as our independent registered public accountant for the fiscal year ending December 31, 2010. If ratification of this selection of auditors is not approved by a majority of the shares of Common Stock, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte & Touche, LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if desired and will be available to answer appropriate questions.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte & Touche, LLP as the independent registered public accountant for the fiscal year ending December 31, 2010.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche, LLP as our independent auditor for the fiscal year ending December 31, 2010.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AVAILABILITY OF REPORT ON FORM 10-K

The Company’s audited consolidated financial statements are included in the annual report on Form 10-K for the fiscal year ending December 31, 2009 filed with the SEC. Upon your written request, we will provide to you a complimentary copy of our 2009 annual report on Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of the Form 10-K may also be obtained at the Web site maintained by the SEC at www.sec.gov, and by visiting our Web site at www.cinemark.com and clicking on “Investor Relations” and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Attention: Michael D. Cavalier, Secretary

By Order of the Board of Directors,

Michael D. Cavalier
Senior Vice President - General
Counsel and Secretary

March 31, 2010

CINEMARK HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 13, 2010
9:00 a.m.
3800 Dallas Parkway
Plano, Texas 75093

Cinemark Holdings, Inc. 3900 Dallas Parkway, Suite 500 Plano, Texas 75093	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Alan W. Stock, Robert D. Copple, and Michael D. Cavalier, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

Shareholder ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cnk Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 12, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 12, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Benjamin D. Chereskin 02 Lee Roy Mitchell	03 Raymond W. Syufy	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval and Ratification of the appointment of Deloitte & Touche, LLP, as the independent registered public accountant.			☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.